State of Delaware
Secretary of State
Division of- Corporations
Delivered 10:59 AM 07/16/2008 FILED 10:57 AM 07/16/2008
SRV 080789208 - 2419873 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KIRLIN HOLDING CORP.

The undersigned officer of Kirlin Holding Corp. ("Corporation") DOES HEREBY

CERTIFY:

I . The name of the Corporation is Kirlin n Holding Corp.

2. The certificate of incorporation of the Corporation is hereby amended by striking out Articles I,4 and 6 thereof and by substituting in lieu of said Articles the following new Articles:

"I. The name of the Corporation is Zen Holding Corp.

4. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred and Fifty One Million (151,000,000) shares, of which One Hundred and Fifty Million (150,000,000) shares shall be designated as the common stock, par value $.0001 per share, and One Million (1,000,000) shares of which shall be designated as the preferred stock, par value $.0001 per share, of the Corporation.

6. The Board of Directors of the corporation shall be comprised of no less than three and no more than 7 directors. Directors shall be elected each year at the annual meeting of stockholders."

3. The foregoing Amendment to the Certificate of Incorporation was duly approved by the Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 15th day of July, 2008.

/s/ David 0. Lindner
Name: David 0. Lindner
Title: CEO